Exhibit 99.1

2009 FEDERAL HOME LOAN BANK INDIANAPOLIS

EXECUTIVE INCENTIVE COMPENSATION PLAN (STI)

Approved by Board of Directors January 23, 2009,

as amended by the Board of Directors on

July 30, 2009, to be effective October 1, 2009

MISSION GOALS	WEIGHTED VALUE	MINIMUM THRESHOLD	2008 TARGET	MAXIMUM

1. PROFITABILITY
Potential Dividend over our Cost of Funds (1)	50%	50 B.P.	100 B.P.	250 B.P.

2. ADVANCES
Increase in Average Total Advances (2)	35%	4.0%	8.0%	20.0%

3. MORTGAGE PURCHASE PROGRAM
MPP production (3)	10%	$238 M	$325 M	$750 M

4. COMMUNITY INVESTMENT
CIP Advances Originated (4)	5%	$25 M	$50 M	$100 M

2009 FEDERAL HOME LOAN BANK OF INDIANAPOLIS

EXECUTIVE INCENTIVE COMPENSATION PLAN

Definitions:

(1)	Potential Dividend is defined as adjusted net income as a percentage of average total capital stock. Adjusted net income is adjusted (i) for the effects of current and prior period prepayments and debt extinguishments, (ii) to exclude mark to market adjustments and other effects from SFAS 133, (iii) and to exclude the effects from SFAS 150. Assumes no material change in investment authority under FHFB’s FMP, regulation, policy, or law.

(2)	Average annual advances for all members on December 31, 2009 except Flagstar Bank and Standard Life Insurance Company. Excludes non-members. Includes CIP advances. Advances number does not take into account SFAS 133 adjustments.

(3)	Mortgage Purchase Program production will be the amount of all MDCs traded in 2009. Assumes no capital requirement for MPP. It also assumes no material change in MPP authority under FHFB’s FMP, regulation, policy, or law. When calculating achievement between the minimum threshold and the performance maximum, no single member can account for more than 25% of production.

(4)	Newly-originated Community Investment Cash Advances, including CIP, HomeRetain and other qualifying advances, provided in support of targeted projects as defined in 12 CFR Part 952 and the FHLBank Act.

Plan Terms:

By resolution the Board of Directors may reduce or eliminate a payout that is otherwise earned under this Plan, if the Board finds that a serious, material safety-soundness problem or a serious, material risk management deficiency exists at the Bank.

For performance results less than the stated threshold, there is no payout for that particular goal. For performance results equal to or greater than the stated threshold and less than the target, the respective payout will be the threshold achievement percentage plus the interpolated percentage between the threshold and the respective target for that particular goal. For performance results equal to or greater than the stated target, the respective payout will be the target achievement percentage plus the interpolated percentage between the target and the respective maximum for that particular goal.

The FHLBank’s Board of Directors may amend this plan at any time during or after the plan year for any reason, including without limitation, emergency or any unanticipated market conditions outside of management’s control. To be eligible to receive a payment under the plan, the employee must be actively employed on the date of payment, or be on an approved leave of absence, including FMLA leave. For new hires added to the plan during the plan year, their payout shall be pro-rated based on the months worked at the Bank. Employees hired after October 1 of the plan year are not eligible for the short-term incentive compensation plan, unless otherwise provided by the Board. In the event a participant terminates employment during the plan year, he or she will not be eligible to receive incentive payments under the plan, unless the employee terminates because of death or disability. In these cases or where the Board otherwise determines the incentive payment is appropriate, the payment shall be made on a pro-rata monthly basis earned through the date of termination assuming a satisfactory or better job performance record up to the date of termination.

The plan in its entirety is discretionary and may be discontinued by the board of directors at any time. It is not intended to create any vested rights to employees or their beneficiaries. This plan shall not be considered a contract and nothing in the plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future earnings. This plan shall not, in any manner, limit the Bank’s right to reduce or terminate compensation and/or employment at its will, with or without cause.

For 2009, participation is as follows:

	Short-Term Incentive Plan
Eligible Participants**	Threshold*	Target*	Maximum*
President-CEO	30.0%	50.0%	70.0%
Senior Vice Presidents	20.0%	30.0%	40.0%
First Vice Presidents	20.0%	25.0%	30.0%

The percentage is measured against the employee’s stated annual base salary for the plan year.

*	Note for short-term incentive planning purposes, the Threshold performance benchmark for overall salary and benefits administration should over a ten year horizon be achieved approximately ten percent (10%) of the time. The Target is based generally on budget forecast objectives, plus a five percent (5%) stretch, and ordinarily should be achieved. The Maximum represents truly exceptional performance (e.g., budget +15%) accomplished approximately ten percent (10%) of the time.
**	This plan excludes the Internal Audit staff, including the director.

Compensation paid to employees under the plan will be paid to employees no later than March 15th of the year immediately following the year in which the compensation is earned, and is not intended to be deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and/or any Regulations adopted thereunder. Compensation will be paid upon approval by the Board and after review of the calculations by the external auditor.